Exhibit 10.21
DANA HOLDING CORPORATION
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PACKAGE
AND STOCK OWNERSHIP GUIDELINES
1. Summary of Fees
o	Annual retainer fee equal to $75,000, payable quarterly in arrears. Effective for fees earned on or after April 1, 2008, each director will have the opportunity to elect to defer a percentage of the annual retainer into restricted stock units (“RSUs”). The RSUs will be credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs will be fully vested and each RSU will represent the right to receive (1) one share of Common Stock (or, at the Company’s election, an equivalent cash amount), on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a Non-Employee Director of the Company, and (ii) the date on which occurs a change in control.

o	Board meeting fee equal to $1,500 per meeting.

o	Committee meeting fee equal to $1,500 per meeting.

o	Annual retainer fee of $10,000 for serving as chair of the audit committee (payable quarterly in arrears).

o	Annual retainer fee of $7,500 for serving as chair of any other committee (payable quarterly in arrears).
2. Annual Equity Grants
(a)	Stock Options
o	Annual grant of a number of stock options with a fair value for accounting purposes of $50,000 on the date of grant.

o	The annual stock option grants will vest ratably over three (3) years on each anniversary of the date of grant. Accelerated vesting on death, disability, reaching mandatory retirement age (age 73), and change in control.
(b)	RSUs
o	Annual grant of a number of RSUs determined by dividing $50,000 by the closing price per share on the date of grant.

o	RSUs will vest ratably over three (3) years on each anniversary of the date of grant. Accelerated vesting on death, disability, reaching mandatory retirement age (age 73), and change in control.

o	RSUs to contain dividend equivalent rights.
3. One-Time Equity Grant
o	One-time grant of a number of stock options with a fair value for accounting purposes of $100,000 on the date of grant.

o	The one-time stock option grant will cliff vest after three (3) years. Accelerated vesting on death, disability, reaching mandatory retirement age (age 73), and change in control.

o	For current non-employee directors, the grant will be made as of the same date as the annual grant for 2008 (i.e. March 28, 2008). For new non-employee directors, the grant will be made as of the date of the first annual shareholders meeting on or following commencement of service as a non-employee director.
4. Stock Ownership Guidelines
o	Non-employee directors have 5 years to achieve stock ownership with a value of $250,000.

o	Achievement of the stock ownership threshold will be assessed annually as of the date of each annual shareholders meeting based on the closing price per share on such date.

o	For purposes of determining whether the stock ownership threshold has been met, only actual shares owned and RSUs (unvested and vested) will count (i.e., outstanding stock options will be excluded).

o	Until the stock ownership threshold has been achieved, the non-employee director cannot sell or transfer shares acquired pursuant to equity awards (other than to pay taxes) while serving as a member of the Board. When the stock ownership threshold has been achieved, the non-employee director can sell or transfer shares in excess of the threshold.

2